Filed Pursuant to Rule 433

Registration No. 333-217491

Registration No. 333-217491-01

October 2, 2019

PRICING TERM SHEET

3.200% Medium-Term Notes due 2030
Issuer:	UDR, Inc.
Expected Ratings (Moody's/ S&P)*:	Baa1 (Stable) / BBB+ (Stable)
Security:	3.200% Medium-Term Notes due 2030
Guarantee:	Fully and unconditionally guaranteed by United Dominion Realty, L.P.
Principal Amount:

$100,000,000. The 3.200% Medium-Term Notes due 2030 offered hereby (the “additional 2030 Notes”) will be issued as additional notes under the indenture pursuant to which the issuer previously issued $300,000,000 aggregate principal amount of 3.200% Medium-Term Notes due 2030 on July 2, 2019 (the “existing 2030 Notes” and, together with the additional 2030 Notes, the “2030 Notes”).  The additional 2030 Notes will be fungible with and will be consolidated and form a single series with the existing 2030 Notes.  The additional 2030 Notes will have the same CUSIP number and will trade interchangeably with the existing 2030 Notes immediately upon settlement.  Upon completion of this offering, the aggregate principal amount of outstanding 2030 Notes will be $400,000,000.

Maturity Date:	January 15, 2030
Coupon:	3.200%
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2020
Price to Public:	103.319% of the principal amount, plus accrued interest in the amount of $880,000 in the aggregate from and including July 2, 2019 to, but excluding, the Settlement Date
Denominations:	$2,000 and integral multiples of $1,000
Benchmark Treasury:	1.625% due August 15, 2029
Benchmark Treasury Price/Yield:	100-11 / 1.587%
Spread to Benchmark Treasury:	T+123 bps
Re-Offer Yield:	2.817%

Optional Redemption Provisions:
Make-Whole Call:	T+20 bps
Par Call:	Redemption at par plus accrued and unpaid interest on or after October 15, 2029 as set forth in the preliminary pricing supplement
Trade Date:	October 2, 2019
Settlement Date:

October 11, 2019 (T+7); since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next succeeding four business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

CUSIP:	90265EAQ3
ISIN:	US90265EAQ35
Joint Book-Running Managers:	Wells Fargo Securities, LLC
BofA Securities, Inc.
Jefferies LLC U.S. Bancorp Investments, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Regions Securities LLC
TD Securities (USA) LLC
BNY Mellon Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751, BofA Securities, Inc. toll-free at 1-800-294-1322, Jefferies LLC toll-free at 1-877-877-0696, or U.S. Bancorp Investments, Inc. toll-free at 1-877-588-2607.

Filed Pursuant to Rule 433

Registration No. 333-217491

Registration No. 333-217491-01

October 2, 2019

PRICING TERM SHEET

3.100% Medium-Term Notes due 2034
Issuer:	UDR, Inc.
Expected Ratings (Moody's/ S&P)*:	Baa1 (Stable) / BBB+ (Stable)
Security:	3.100% Medium-Term Notes due 2034
Guarantee:	Fully and unconditionally guaranteed by United Dominion Realty, L.P.
Principal Amount:	$300,000,000
Maturity Date:	November 1, 2034
Coupon:	3.100%
Interest Payment Dates:	May 1 and November 1, commencing May 1, 2020
Price to Public:	99.557% of the principal amount, plus accrued interest from October 11, 2019
Denominations:	$2,000 and integral multiples of $1,000
Benchmark Treasury:	1.625% due August 15, 2029
Benchmark Treasury Price/Yield:	100-11 / 1.587%
Spread to Benchmark Treasury:	T+155 bps
Yield to Maturity:	3.137%
Optional Redemption Provisions:
Make-Whole Call:	T+25 bps;
Par Call:	Redemption at par plus accrued and unpaid interest on or after August 1, 2034 as set forth in the preliminary pricing supplement
Trade Date:	October 2, 2019
Settlement Date:

October 11, 2019 (T+7); since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next succeeding four business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

CUSIP:	90265EAS9
ISIN:	US90265EA90

Joint Book-Running Managers:	Wells Fargo Securities, LLC
BofA Securities, Inc.
Jefferies LLC U.S. Bancorp Investments, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Regions Securities LLC
TD Securities (USA) LLC
BNY Mellon Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751, BofA Securities, Inc. toll-free at 1-800-294-1322, Jefferies LLC toll-free at 1-877-877-0696, or U.S. Bancorp Investments, Inc. toll-free at 1-877-588-2607.